CAPSTONE COMPANIES, INC., a Florida Corporation
OFFICER, DIRECTOR, EMPLOYEE AND AGENT ETHICS AND BUSINESS CONDUCT POLICY

Effective 03/20/2018

Notice:  This policy sets forth internal rules of conduct and ethics.  Other codes of conduct and ethical requirements may apply to Capstone Companies, Inc. and its wholly-owned subsidiaries as well as all of their officers, directors, employees and authorized agents as a result of local or foreign laws and rules, industry regulators or self-regulation organizations (e.g. Public Company Accounting Oversight Board, Financial Industry Regulatory Authority, The OTC Markets Group, Inc.).  This policy does not override or supersede other legal requirements, codes of conduct or ethics that apply to Capstone Companies, Inc. and its wholly-owned subsidiaries.

This policy does not override or supersede or modify any internal controls and systems as well as related policies and practices of the Company adopted to ensure: (1) compliance with reporting and disclosure guidelines or requirements of U.S. Securities and Exchange Commission ("SEC") and other regulatory authorities as well as PCAOB and Financial Standards Accounting Board ("FASB") rules and standards; (2) accuracy of all public business and financial reports and filings made with the SEC and OTC and any other regulatory authorities; (3) recommendations of the Company's public auditors; and (4) compliance with Securities Exchange Act of 1934, as amended, Securities Act of 1933, as amended, and the rules promulgated thereunder as well as related SEC policies and guidelines.

The policy cannot and is not intended to cover every applicable law, or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. If you have questions, speak to the Chief Financial Officer of the Company or a member of the Audit Committee of the Company's Board of Directors (See "Contact" below).

I,  _____________________________________,  the undersigned, hereby  agree and  acknowledge  that I have read and understood the following  Officer, Director, Employee and Agent Ethics and Business Conduct Policy ("policy")  and I agree to abide by the conduct standards set forth below in the performance of my duties for the Company and my participation in transactions or matters addressed below.  NOTE:  Please initial each page below, except signature page, and then sign on signature line at end of this policy. Print or type all responses.

1.     PURPOSE

To ensure each Capstone Companies, Inc. and its wholly-owned subsidiaries (collectively, "Company") officers, directors, employees and agents have a clear understanding of the ethical principles of business conduct expected from each employee.

2.     SCOPE

This policy applies to all employees, officers, directors, and agents of the Company (collectively, "Person").  As used below, "Company" includes all wholly-owned subsidiaries of the Company.  "SEC" or "Commission" means the U.S. Securities and Exchange Commission.

3.     RESPONSIBILITY/AUTHORITY

Each Person has the responsibility to in good faith and diligently abide by this Policy.
Signatory's initials: ______________

4.  PROCEDURE.

4.1 Each  Person  has an  individual responsibility  to  deal  ethically  in all  aspects  of the  Company's business  and financial matters and to comply fully with all laws,  regulations,  and Company policies.  Each individual is expected to assume the responsibility for applying  these  standards  of  ethical  conduct  and  for  acquainting himself/herself  with  the  various  laws,  regulations,   and  Company policies  applicable  to his or her  assigned  duties.  When in doubt, Persons have the responsibility to seek clarification from their supervisor or the head of Human Resources, if any, or the Audit Committee of the Company's Board of Directors ("Audit Committee").  Violations of the Policy are grounds for disciplinary action up to and including discharge and possible legal proceedings.

4.2 Honesty and Fairness. As a fundamental standard, Company expects from honesty and openness from all Persons in dealing with others in the conduct of Company affairs. Persons are expected to accept responsibility for their actions and to communicate information timely and accurately to fellow Persons and superiors.  Supervisors have a responsibility to set examples of honesty and fairness in their relationships with subordinates, Company shareholders, regulators, press, and customers, etc.

4.3 Valuing the Individual.  Persons are expected to treat their fellow Persons with respect.   All  Persons  must  be  given  an  equal opportunity to succeed  regardless of their race,  color,  sex,  sexual orientation,  religion, age, national origin, or disability. Harassment or unequal treatment of fellow Persons will not be tolerated.  The Persons who  make  up  the  Company's  workforce  are  its  greatest strength,  and  each  employee's  uniqueness  should  be  treated  with tolerance and respect. Each Company supervisor is expected to foster an environment  that  encourages  each  employee  to  develop  his  or her capabilities to the fullest without  interference from  discriminatory, unequal or harassing treatment.

4.4 Conflicts of Interest.  Persons  are  expected  to avoid  any  outside interests  or  activities  that  could be  advanced  at the  expense of Company's interests.  Such involvement may divide a Person's loyalty between Company and the outside, conflicting interests, and create a potential conflict of interest.  Persons may not operate  directly,  or through nominees  or  designated  alternatives  such as family  members,  "side businesses"  that  compete  with,  sell to, or buy from  Company,  etc. Persons  should  avoid  any  financial  investments  in  competitors, suppliers or customers,  other than  investments  in public  companies, that would affect an employee's  objectivity in promoting the Company's interest.  Senior executives and board members should contact the Audit Committee regarding any issues relating to possible conflict of interest. Persons should conduct themselves in a manner that avoids even the  possible  appearance  of conflict  between their  personal  interests  and  those  of  the  Company.

4.5 Apparent conflicts of interest can easily arise. Any employee who feels that he or she may have a conflict, actual or potential, should report all pertinent details in writing the Audit Committee.  The Audit Committee will be responsible for determining whether a conflict of interest exists. Contact information for the Audit Committee is set forth at the end of this Policy.

4.6 Working  With  Our  Business  Partners,  Vendors  and  Suppliers  Doing Business with Others. All relationships with third parties must comply with company policy and the law.  Company will not do business with others who may cause harm to our reputation.  For example, Company will avoid doing business with others who intentionally or continually violate federal or state laws. These laws include, for example, local environmental, safety and anti-corruption statutes. Company will not use a third party to perform any act prohibited by law or the Policy.

Signatory's initials: ______________

4.7 Agents  and  Consultants  commission  rates  or fees  paid to  dealers, distributors,  agents,  finders or  consultants  must be  reasonable in relation  to the value of the  product or work that is  actually  being performed.

Company will not pay commissions or fees where there is reason to believe such payments are for the purpose of constituting a bribe or kickback.

4.8 Product vendors.  Product vendors play a vital role in the success of our business.  In some cases, the product vendor is highly visible to our customers.  It is important to ensure that our vendors preserve and strengthen Company's reputation by acting consistently with our Policy.  Company prohibits commercial bribes, kickbacks, and other similar payoffs and benefits paid to any vendors. The Company sometimes works with proprietary data of product vendors. No employee shall disclose any vendors' confidential or proprietary information to non-employees, nor shall any Company employee disclose such information to other employees, except on a need-to-know basis.

4.9 Gifts and Entertainment.  Company does not seek to gain any advantage through the improper use of business courtesies or other inducements. Gifts from suppliers, customers or competitors to Persons may raise the appearance, if not the reality, of dishonest or unfair dealings.  It is Company's policy that all business decisions be made impartially and fairly, and not on the basis of gratuities.  Therefore, no  Person,  or any of his or her  immediate  family,  may solicit or accept  favors,  gifts,  loans or other benefits  (including  services, vacations, holidays, travel, accommodations,  and discounts, as well as material  goods)  from  any  supplier,  customer  or  competitor.  This includes   "directed" share program   participation with vendors, suppliers, consultants and customers, whether current or prospective. The only exception to this policy is for casual  entertainment or gifts (other than money) of nominal  value which are  customarily  offered to others having a similar  relationship  with the  supplier,  customer or competitor,  or if specific  approval is obtained via a clearance  from the Audit Committee. Persons should exercise judgment in deciding whether a gift or entertainment is of nominal value (not to exceed $100.00).  It is always better to decline in circumstances where there is doubt.

4.10 Gifts, entertainment, or charitable contributions of nominal value, or business courtesies, are occasionally used to create goodwill with Company's customers, suppliers or others.  If they go beyond that and make the recipient feel obliged to offer any special consideration to Company they are unacceptable.  The Policy is to avoid even the appearance of favoritism based on business courtesies.  Persons should exercise good judgment and moderation and should offer business courtesies to customers only to the extent that they are in accordance with reasonable practices in the marketplace.  On occasions when gift giving or entertainment  is widely accepted and customarily  practiced, such gratuities may be offered to employees of customers,  suppliers or others,  provided  they are lawful,  appropriate,  of nominal value and consistent  with the  recipient  Company's  policies.  Special laws and regulations  apply when dealing  with  government  representatives  and foreign  officials  and any  employee  involved  in the  government  or international  business  markets is required to become fully acquainted with the relevant restrictions. All gifts, entertainment and charitable contributions,  regardless  of their nature or value,  must be properly recorded  on  expense  report  forms  or other  appropriate  accounting document.

4.11 Use of Company Resources.  Each Person has a responsibility to use Company resources, including time, materials, equipment and proprietary information, for Company business purposes, and not for personal benefit.  Persons  are  expected  to engage  only in  Company-related activities  during normal  business  hours and should not use such time for  conducting  personal  business.  Persons shall not use  Company property  (such  as  laboratory,  manufacturing  equipment,  computers, tools,  materials,  assets  and  facilities)  for  other  than  Company purposes, unless authorized by the Chief Executive Officer, Chief Financial Officer or immediate supervisor.

Signatory's initials: ______________

4.12 Inventions and ideas developed as a result of a Company assignment, during Company time, or using Company property belong to Company and should not be otherwise disclosed, used or commercialized by employees. Engineering designs and information relating to Company products may not be used, other than in Company's business, without Company's prior written approval.  Persons have a responsibility not to misuse the inventions and ideas of others.  Copyright material (including books, articles, computer software programs and tapes) should never be plagiarized.

4.13 Confidential Information/Public Statements/Third Party Information.   All  Persons who  receive  Company's  business  and technical information and know-how in trust, and are expected to maintain  such  information  in  strict  confidence  and  not to disclose or use it other than in the Company's  business and for the Company's benefit. This information  includes,  for example, names of customers and  suppliers,  manufacturing  processes and equipment,   employee  lists,  facilities  layout,   engineering drawings, business plans,  unpublished  financial and marketing information,  contract  terms,  and all  documents and data that relate to such items.  The Chief Executive Officer or Chief Financial Officer must approve in advance any public  statements  regarding  the  performance  or  affairs  of Company  (except  the  normal  material  given to  suppliers  or customers).  Any inquiries from the press should be referred to the Chief Executive Officer or Chief Financial Officer.   Any information that is made available to any Person from an internal system that would be expected, in the ordinary course of business, to be maintained in a confidential manner, shall be kept confidential.  Such information  includes, but is not limited to business records, business data, personal and financial  information  such as social  security  numbers or bank   records  and   information   that  could  result  in  the identification  of an individual in an otherwise blind study. In addition,  no  attempt  should be made to obtain  trade  secret, proprietary  or  other   confidential   information   concerning competitors  from  candidates  or newly  hired  employees.  This Section 4.13 also applies to the confidential information of Company's vendors, consultants and customers.

4.14 Payments to Suppliers and Third Parties/Foreign   Corrupt Practices Act ("FCPA").  Company will not directly or  indirectly engage in any  activity  that could have the effect of promoting illegal  boycotts or restrictive  international  trade practices fostered  by  foreign  countries  against  potential  or  actual customers.  Persons should immediately seek advice from the Audit Committee or Chief Financial Officer if such a request is received which seemingly seeks the Company's involvement in such a restrictive trade practice.  Payments to suppliers and third parties, including consultants, agents, and representatives, shall be made only for services or products properly provided to the Company.  No Person  shall  make or arrange  any direct or indirect  payment in the nature of a bribe or kickback to secure or maintain business, or for any other purpose, to the personnel  of  any  government  agency,  customer,  supplier  or competitor.  In order to avoid even the  appearance  of improper payments,  no  payments  are to be made by the  Company in cash, other than  approved  cash  payrolls and  documented  petty cash disbursements.  No corporate checks are to be written to "cash," "bearer" or third-party designees of the person entitled to payment.  Cash payments may never be made to employees of competitors, suppliers, customers or government agencies. Such payments create the potential for favoritism by such employees based on other-than-competitive factors. The practice of making "facilitating  payments" in foreign countries may not be illegal in certain  circumstances  (e.g.,  small  payments made to minor functionaries who, unless compensated,  would delay or refuse to perform  administrative  functions  to which  Company is clearly entitled).  To the  extent  that  such  payments  are  legal and considered  necessary,  they may be made only in those countries where  they  are  a  recognized  and  open  practice,  and  only following  approval  by the  Chief Executive Officer or Chief Financial Officer.  Any such facilitating payment must be properly recorded and accounted for and reported annually so that Company may comply with all tax and other applicable laws.

Signatory's initials: ______________

4.15 Antitrust/Competition.  Company  policy is to comply  fully with all antitrust,  competition  and trade  regulation  laws and use only  ethical  and  proper   methods  to  market  the  Company's products.  All Company customers shall be treated fairly and evenhandedly.  No preferential trade terms or other treatment will be extended to any customer in violation of any law. To avoid even the   appearance of improper   actions,   Company absolutely prohibits consultations with competitors regarding prices, customers or territories.  All continuing relationships with agents, distributors, consultants and other representatives must be put in writing and in a form approved by the Chief Executive Officer or Chief Financial Officer. Commissions and other payments must be adequately documented and reported to government authorities as required.  Company will fully comply with all valid restrictions on the receipt or use of privileged or proprietary information of others.   All Persons must strictly avoid seeking or receiving any competitor's information from any source in violation of any law or other restriction.

4.16 Persons must avoid making disparaging comments relating to Company's competitors and are expected to deal only in facts. These limitations apply to all phases of Company's actual or potential competition with third parties, including bid and proposal activity, marketing, research and development, and engineering work.

4.17 Compliance with All Laws in All Jurisdictions.  It is the policy of Company to comply with all applicable laws in every location where Company does business.  When the Company's internal policies are more stringent than local laws, Company's policy will be observed and followed.

4.18 Accurate Books and Records.  Company's business integrity is reflected in a tangible way in its books and records.  All employees are strictly responsible for ensuring the accuracy and reliability of the Company's accounts.  Fictitious, improper, deceptive, undisclosed or unrecorded funds, assets, or liabilities are serious ethical violations.  The Company has established accounting control standards and procedures.  It is the policy of the Company that all books and records  conform to generally  accepted   accounting   principles  in  each  of  the respective countries in which Company may do business and to all applicable  laws  and  regulations.  All transactions must be accurately documented and accounted for in the books and records of the Company.   All  entries   must   contain appropriate descriptions  of  the  underlying   transactions  sufficient  to withstand   appropriate  audit  and  no  false,   inaccurate  or deceptive  entries shall be made.  No employee shall enter into any transaction that is other than as described in supporting documentation. Furthermore, no employee  shall  participate in obtaining  or  creating  false  invoices  or  other   misleading documentation, or inventing or using fictitious entities, sales, purchases,  services,  loans or other financial arrangements for any  purpose.  Company  will not  maintain or use any  anonymous  ("numbered")  bank  account  or  other  account  that  does  not identify ownership by the Company.

4.19 Government   Procurement   Regulations.   All  Company  business conducted  with  government  customers or pursuant to government contracts  must  comply  with proper  procedures,  systems,  and controls  are in  place  to  provide  full  compliance  with the applicable  procurement  regulations.  Any questions regarding compliance with government procurement regulations or contract requirements should be directed to the Chief Executive Officer or Chief Financial Officer.

4.20 Ensuring Compliance--Violations of this Policy May Be Grounds for Immediate Dismissal.  Persons  are expected to question  any  practice or conduct  which  conflicts with, or appears to conflict  with,  Company  ethical  standards until such questions are satisfactorily  resolved. If necessary, a Person should seek clarification or interpretation of these standards from his or her supervisor, or from the head of Human Resources.  Persons must understand that possessing knowledge of these types of issues and failing to report the information is in violation of this Policy. If such a violation occurs, the Person will be subject to disciplinary action Policy, laws, and regulations should be reported.  Persons may also be required to assist in any investigation concerning such reports.

Signatory's initials: ______________

5. Whistleblower Policy.  This Whistleblower Policy is part of the Policy.

5.1 General Obligations.  Company requires all Persons to conduct their duties and responsibilities with the highest standards of business and personal ethics, including SEC rules and policies. Persons must practice honesty and integrity in, and comply with, all applicable laws and regulations. Since the best systems of control cannot provide absolute safeguards against irregularities, Company requires Persons to exercise honest diligence in compliance with all laws, rules, this Policy and Company policies. Intentional and unintentional violations of laws, regulations, policies and procedures may occur and may constitute improper activities.  This Whistleblower Policy governs the reporting and investigation of allegations of suspected improper activities.

5.2 All Persons acknowledge that the Company's internal controls, operating procedures and policies are intended to detect, prevent or deter improper activities, including any activity by an employee undertaken in the performance of their official duties, whether or not that action is within the scope of his or her employment, and is in violation of any applicable law or regulation, including, but not limited to, corruption, malfeasance, bribery, theft of property, fraudulent claims, fraud, coercion, conversion, malicious prosecution, misuse of property, or willful omission to perform a duty, is economically wasteful, or involves gross misconduct, incompetence or inefficiency.

5.3 Definitions. "Whistleblower" is a person or entity making a disclosure of improper activities, and may be an employee, vendor, client, customer or the general public. A whistleblower is not an investigator or finder of fact, and does not determine appropriate corrective or remedial action that may be warranted. The purpose of the Policy is to establish procedures whereby a person may report improper activities, as defined below.

5.4 Reporting responsibility.  It is the responsibility of all directors, officers and employees to report violations, suspected violations or unlawful conduct in accordance with this Whistleblower Policy. Improper activities include corporate fraud, unethical business conduct, violations of laws and practices or procedures related to accounting, internal accounting controls, or auditing. Particular areas of concern include equal employment opportunity, harassment, conflicts of interests, confidential or proprietary information, accounting controls and procedures, fraud, protection of shareholder interests and competition.

5.5 Violations. related to accounting controls and procedures may include fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of or deliberate the recording and maintaining of Company's financial records; deficiencies in or non-compliance with Company's internal accounting controls; misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of Company,  or deviation from full and fair reporting of Company's financial condition.

5.6 Ban on Retaliation. (a) No Person, who in good faith reports a violation, shall suffer harassment, retaliation or adverse employment consequence. An employee who retaliates against someone who has reported a violation in good faith is subject to discipline up to and including termination of employment. This Whistleblower Policy is intended to encourage and enable employees and others to raise serious concerns within Company rather than seeking resolution outside of the Company.

(b) The Company shall not enter into any agreement or adopt any policy that unfairly or unduly hinders the enforcement of this Whistleblower Policy, including reporting or complaints about violations of this Whistleblower Policy.  This restriction includes withholding or conditioning payment of money for non-disclosure agreements that cover potential reports or complaints about violations of this Whistleblower Policy.
Signatory's initials: ______________

5.7 Duty to Report Violations.  Company has an open-door policy, and encourages employees to share their questions, concerns, suggestions or complaints with someone who can address them properly –in most cases, an employee's supervisor is in the best position to address an area of concern. However, if you are not comfortable speaking with your supervisor or you are not satisfied with your supervisor's response, you are encouraged to speak with someone in management whom you are comfortable approaching. Supervisors and managers are required to report suspected violations to the Audit Committee, who has specific and exclusive responsibility to investigate all reported violations. For suspected fraud or securities law violations, or when you are not satisfied or uncomfortable with following Company's open-door policy, individuals should contact Audit Committee directly.

5.8 Duty to Act in Good Faith. Anyone filing a complaint concerning a violation or suspected violation must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation.  Any allegations that prove not to be substantiated and which prove to have been made frivolously will be viewed as a serious disciplinary offense.

5.9 Confidentiality. Violations or suspected violations may be submitted on a confidential basis by the complainant or may be submitted anonymously. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

5.10 Reporting Process.  The members of the Audit Committee are responsible for enforcement and processing complaints and reports about violations of this Whistleblower Policy.  Reports or complaints about violations of this Whistleblower Policy shall be directed to any member of the Whistleblower Committee by mail, email or telephone call to the "Contact" at the end of this Policy. All reports and complaints shall be handled in a confidential manner. The Audit Committee will notify the sender and acknowledge receipt of the reported violation or suspected violation within five business days. All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.

Company Secretary shall be responsible for receiving and forwarding all reports and complaints about violations of this Whistleblower Policy to the Audit Committee of the Board of Directors of the Company.  The chairman of the Audit Committee of the Board of Directors of the Company shall be responsible for timely processing and investigation of all reports and complaints about violations of this Whistleblower Policy.

6. Insider Trading or Tipping Policy.
Notice:  Insider trading under U.S. law is a crime punishable by civil penalties of up to three times the profit gained or losses avoided on a transaction, criminal fines of up to $5 million, and up to 20 years in prison. Companies may also face civil penalties, up to the greater of over $1 million or three times the profit gained or losses avoided, for insider trading violations by their employees and other agents. "Tipping" can result in the same civil and criminal penalties that apply if an individual engages in insider trading directly, even if the individual does not receive any money or derive any benefit from trades made by others to whom the individual passed material non-public information.

6.1 General Ban. (a) Person is prohibited by the Company's Insider Trading Policy and the law from buying or selling securities of any company at a time when a Person is in possession of "material non-public information" about that company. This conduct is known as "insider trading." The prohibition on insider trading applies to Company securities and to securities of other companies if a Person learns material non-public information about other companies, such as the Company's suppliers or tenants, in the course of your duties for the Company. Communicating material non-public information about a company to someone who may buy or sell the company's securities - known as "tipping" - is also illegal. Federal and international law enforcement officials have sophisticated techniques for identifying insider trading and tipping and vigorously enforce these laws regardless of where the activity occurs or the amount involved.
Signatory's initials: ______________

(b) Information is "material" if (a) there is a substantial likelihood that a reasonable investor would find the information "important" in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a Company's securities.

(c) Information is considered to be "non-public" unless it has been disclosed and broadly disseminated to the public by the Company, which means that the information must be publicly disclosed by the Company through appropriate channels (such as by means of a filing with the SEC and a press release or a widely disseminated statement from a senior officer) and adequate time – UNDER THIS INSIDER TRADING POLICY, A PERSON MAY NOT TRADE IN COMPANY SECURITIES UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE PUBLIC DISCLOSURE OF THE MATERIAL  INFORMATION AND FOR PRE-SCHEDULED, PERIODIC SEC FILINGS WITH COMPANY FINANCIAL RESULTS (E.G. FORM 10-K ANNUAL REPORT OR FORM 10-Q QUARTERLY REPORT) OR SIGNIFICANT EVENT REPORTS ON FORM 8-K FILED WITH THE SEC, A PERSON MAY NOT TRADE IN THE COMPANY SECURITIES TWO

WEEKS BEFORE AND TWO WEEKS AFTER THE FILING IS MADE WITH THE SEC (PROVIDED, THAT A PERSON CAN NEVER TRADE COMPANY SECURITIES WHEN IN POSSESSION OF NON-PUBLIC, MATERIAL INFORMATION).

6.2 Persons also may not relay material, non-public information ("Tipping") to anyone except in accordance with applicable laws and rules.  Persons should consult Chief Financial Officer for guidance on those requirements. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it would reasonably be expected to affect the value of securities of the Company. Examples of material information may include (but are not limited to):

Launch of new product line or business line:
Significant funding or financing;
Threatened legal or regulatory proceedings or regulatory investigation;
A significant acquisition, sale of a business, merger or takeover bid;
A change in the general character or nature of the Company;
Entering into or loss of significant contracts;
Bankruptcy, impending insolvency, or other financial problems;
Significant new business opportunities (e.g., discoveries, inventions, new orders or contracts), or the loss of business;
A change in a company's capital structure; or
Earnings information or information about a dividend declaration that is not available to the public.

6.3 Penalties. Insider trading and tipping are serious criminal offences. If we have any questions as to whether a particular piece of information is material and/or non-public we should contact Chief Financial Officer prior to taking any action that may constitute insider trading or tipping.

6.4 Shorting are prohibited from:

Short selling (i.e., a transaction whereby Person seeks to make a profit speculating that the value of the securities will decrease) securities issued by Company;
Entering into any transaction or series of transactions that is designed to, or has the effect of, hedging or offsetting a decrease in the market value of securities issued by Company; or
Entering into any contract or series of contracts that create a short sale of Company securities; or
Trading in put or call options on securities issued by the Company securities, including covered calls.

6.5 Company Awards. In addition to the specific prohibitions above, all Persons who receive equity-based compensation awards (including, for example, restricted share units, performance share units and stock options) are prohibited from entering into any transaction that is designed to, or has the effect of, hedging or offsetting a decrease in the market value of such awards.

Signatory's initials: ______________

CONTACT

Audit Committee Members:

Jeffrey Guzy
Email:  jeff@jeffguzy.com
Telephone:  (703) 216-8606
Mailing Address: C/O Secretary, Capstone Companies, Inc., 350 Jim Moran Blvd, Suite # 120, Deerfield Beach, Florida 33442

Jeffrey Postal
Email: jjpostal@hotmail.com
Telephone: (954) 702-9591
Mailing Address:  C/O Secretary, Capstone Companies, Inc., 350 Jim Moran Blvd, Suite # 120, Deerfield Beach, Florida 33442

Chief Financial Officer:
Gerry McClinton
Capstone Industries, Inc.,
350 Jim Moran Blvd, STE # 120,
Deerfield Beach, Florida, 33442
U.S.A.
Telephone: (954) 570-8889 Ext # 301
Fax: (954) 570-6678
gmcclinton@capstoneindustries.com

Chief Executive Officer:
Stewart Wallach
Capstone Companies, Inc.
350 Jim Moran Blvd, STE # 120,
Deerfield Beach, Florida, 33442
U.S.A.
Telephone: (954) 570-8889 Ext # 313
Fax: (954) 570-6678
swallach@capstoneindustries.com

NOTICE:  THIS POLICY IS POSTED ON THE COMPANY'S WEBSITE AND FILED AS AN EXHIBIT TO THE COMPANY'S FORM 10-K ANNUAL REPORT FOR FISCAL YEAR ENDED DECEMBER 31, 2017, AS FILED WITH THE SEC ON OR ABOUT MARCH 28, 2018. AMENDMENTS TO THIS POLICY SHALL BE REPORTED IN FILINGS WITH THE SEC

ACKNOWLEDGEMENT

By signing below, I hereby acknowledge that I have received, read and understand the above policies. I also agree that the above is not an employment agreement, a quasi-contract of employment or a guarantee or promise of employment for any period or of ongoing employment.  This Policy does not grant any employee rights or status to non-employees of the Company. The consideration for these policies is the compensation for services rendered to the Company or conduct of business with the Company, as the case may be, which such compensation includes fair and adequate consideration for my compliance with the Policy.  I agree  that I will not  to  assert  in  any  legal,  arbitration,  administrative  or  other proceeding  that  this Policy or any of the  above  policies  are an  employment  agreement, a quasi-contract of employment  or a guarantee or promise of  employment  for any period or of ongoing employment.
Signatory's initials: ______________

RECEIVED, READ AND ACCEPTED BY:

Person's Signature: ____________________________________ Date: ___________________________________

Person's Name and Job Title: _____________________________________________

Witness Signature: _________________________________________________

Witnessed by: ________________________________----_________ Date: __________________________________

Signatory's initials: ______________